UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-12


                              Hercules Incorporated
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               (Name of Registrant as Specified In Its Charter)

                                       N/A
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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      1)  Title of each class of securities to which transaction applies:

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      2)  Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[HERCULES LOGO]                             HERCULES INCORPORATED
                                            Hercules Plaza
                                            1313 North Market Street
                                            Wilmington, DE  19894-0001


                                            Thomas L. Gossage
                                            Chairman and Chief Executive Officer


                                            April 11, 2001


Dear Shareholder:

      YOUR BOARD OF DIRECTORS IS ACTIVELY PURSUING A SALE OR MERGER OF THE COMPANY TO MAXIMIZE VALUE FOR ALL HERCULES SHAREHOLDERS. With the assistance of our financial advisors, Goldman, Sachs & Co. and Credit Suisse First Boston Corporation, we have contacted many potential purchasers of the Company or certain of its businesses. As part of this process, we have entered into confidentiality agreements with, and supplied information to, a large number of potential transaction participants. Several of these have participated in management presentations as part of their ongoing financial and legal due diligence on the Company and/or its businesses. We continue to actively pursue this course, which we believe has the greatest potential to provide the highest value to all Hercules shareholders.

      You have likely received proxy materials from ISP, which is seeking to elect its own four nominees to the Hercules Board of Directors. ISP states that it is seeking election of its nominees in order to, among other things, bring about the prompt sale of the Company.

      YOUR BOARD HAS ALREADY - CLEARLY AND PUBLICLY - DECLARED ITS INTENTION TO MAXIMIZE SHAREHOLDER VALUE THROUGH A SALE OR MERGER OF THE COMPANY. IF AN OFFER THAT IS FAIR TO AND IN THE BEST INTERESTS OF ALL HERCULES SHAREHOLDERS IS PRESENTED TO THE COMPANY, YOUR BOARD IS FULLY COMMITTED TO COMPLETING SUCH A TRANSACTION. I STRONGLY BELIEVE THAT THE CURRENT BOARD OF DIRECTORS, AND NOT ISP OR ITS NOMINEES, IS IN THE BEST POSITION TO BRING THIS PROCESS TO A TIMELY AND SUCCESSFUL CONCLUSION.

      I HAVE COMPLETE CONFIDENCE IN YOUR BOARD'S ABILITY AND COMMITMENT TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS AND THE INTEGRITY OF THE SALE PROCESS CURRENTLY UNDER WAY.

      Neither I nor the other directors know of any reason why ISP's nominees would be better able to achieve these objectives than your Board. In fact, for many reasons, including Mr. Heyman's prior activities and the potential conflict of interest affecting at least two of ISP's nominees, we believe ISP's nominees are not the right people for the job.

o Because TWO OF ISP'S NOMINEES are officers of ISP, if elected to the Hercules Board, they COULD FACE A CONFLICT OF INTEREST as a result of their duties to ISP (and therefore to Mr. Heyman, who controls ISP) on the one hand and their duties to all Hercules shareholders on the other. In addition, according to ISP's proxy statement, each of the other two ISP nominees is being paid by ISP for his or her services as a nominee.

o MR. HEYMAN IS KNOWN AS A VETERAN "CORPORATE RAIDER" WHO HAS MADE TAKEOVER ATTEMPTS ON A NUMBER OF PUBLIC COMPANIES. These include GAF Corporation, Union Carbide Corporation, CBI Industries, BorgWarner and Cabot Corporation, where he generally acquired


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      an interest in the company, made an acquisition proposal for the company at a low price and ultimately sold his position in the company at a profit.

o IN NONE OF THESE TAKEOVER ATTEMPTS DID MR. HEYMAN ULTIMATELY ACQUIRE A COMPANY, except in 1983, when he gained control of GAF through a proxy fight. He later took GAF private, taking advantage of the 1987 stock market crash and GAF's depressed stock price.

      Notwithstanding public declarations by Mr. Heyman that ISP's intentions are consistent with the Company's desire to maximize value for all our shareholders, WE BELIEVE ISP'S AND MR. HEYMAN'S ACTIONS ARE INCONSISTENT WITH THEIR STATED OBJECTIVES.

o ISP HAS REFUSED TO SUBMIT A PROPOSAL TO ACQUIRE THE ENTIRE COMPANY, INDICATING INSTEAD AN INTEREST IN INCREASING ITS OWNERSHIP just to a level that could give ISP certain veto rights, through a conditional, partial tender offer. This would have put ISP in a position to exercise control (or negative control) over the Company in certain circumstances, even though the offer covered only a fraction of the Company's shares.

o In addition, when we offered ISP the opportunity to participate in our value-maximization process on a more advantageous basis than other participants, ISP REJECTED OUR OFFER. Again, ISP demonstrated that it had no interest in actually acquiring the Company.

o MR. HEYMAN'S PROXY BATTLE HAS INTERFERED WITH THE PROCESS THE BOARD IS ACTIVELY PURSUING TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS. Mr. Heyman's statements and actions - including his highly publicized proposals to acquire a 33% stake in the Company through a conditional, partial tender offer and to initiate a proxy contest - have raised concerns among potential transaction parties participating, or considering participating, in the Board's sale process.

o Although we have repeatedly told Mr. Heyman that his actions are interfering with our process, MR. HEYMAN HAS REJECTED OUR REQUESTS TO REFRAIN FROM STATEMENTS AND ACTIVITIES THAT POTENTIAL TRANSACTION PARTICIPANTS MAY CONSIDER DISRUPTIVE OF THEIR EFFORTS TO FORMULATE A PURCHASE PROPOSAL.

      It is unfortunate that so much time and money is being wasted on this proxy battle with ISP and Mr. Heyman - time and energy that would be much better spent on our program to maximize value for all shareholders. Mr. Heyman and ISP have been disruptive of the sale process even without any representation on the Board. We believe that a split Board, which would result if any of ISP's nominees are elected, would be very detrimental to the sale process.

      We strongly believe that electing ISP's nominees is likely to impede our value-maximization process rather than to accelerate it. YOU SIMPLY CANNOT AFFORD TO RISK PUTTING MR. HEYMAN AND HIS SLATE ON YOUR BOARD. We strongly recommend that you reject Mr. Heyman's attempt to get your vote to install himself, the president of ISP and two additional hand-picked nominees on your Board of Directors at this year's annual meeting. To do so, discard any blue proxy card that you receive. Please sign, date and mail the WHITE proxy card you will be receiving shortly.

      At the same time that your Board is pursuing a sale or merger of Hercules, we are undertaking aggressive actions to reduce the Company's debt burden. In March 2001, we signed a definitive


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agreement to sell our hydrocarbon resins business and parts of our rosin resins business to Eastman Chemical Company. Also in March, we signed a definitive agreement to sell our peroxy chemicals business to GEO Specialty Chemicals, Inc. Both transactions are scheduled to close during the second quarter of 2001.

      We are also taking decisive steps to cut costs and generate cash. We have postponed discretionary spending across the Company, restricted hiring, further reduced capital spending, and we are selling other businesses and assets not essential to our core businesses. This will allow us to further reduce our debt. DESPITE MR. HEYMAN'S PROXY FIGHT, WHICH HAS MADE AND CONTINUES TO MAKE OUR EFFORTS MORE DIFFICULT, WE CONTINUE TO TAKE AGGRESSIVE STEPS TO CREATE VALUE FOR ALL HERCULES SHAREHOLDERS.

      In the next few days, you will be receiving Hercules' proxy statement for our 2001 Annual Meeting scheduled for May 24, 2001. We encourage you to review the materials carefully and then vote your WHITE proxy card for the election of Hercules four director nominees. If you have previously signed a blue proxy card for ISP and its slate, you can revoke that proxy at any time by simply signing and returning a later-dated WHITE proxy card.

      If you have any questions or need assistance in voting your shares please call MacKenzie Partners, Inc. TOLL FREE at (800) 322-2885 or collect at (212) 929-5500 or you may call the Company directly toll free at (800) 441-9274.

      We appreciate your continued support and patience at this critical time for Hercules.

                                        Sincerely,

                                        /s/ Thomas L. Gossage

                                        Thomas L. Gossage


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Hercules filed a preliminary proxy statement with the United States Securities and Exchange Commission on March 12, 2001, as amended on March 16, March 26 and April 4, 2001, in connection with its 2001 annual meeting of shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of Hercules shareholders for the 2001 annual meeting, and their interests in the solicitations, are set forth in the preliminary proxy statement. Hercules will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Hercules at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington D.C 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and the other documents may also be obtained from Hercules by contacting Hercules Incorporated, Attention: Allen Spizzo, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001, or on Hercules' website at www.herc.com.